Exhibit 99.2

Earnings before income taxes, interest, depreciation and amortization

Earnings before income taxes, interest, depreciation and amortization (“Ebitda”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider Ebitda to be one measure of the financial performance of a company, and it is presented to assist analysts and investors in analyzing the operating performance of a company and its ability to service debt. We believe increased Ebitda is an indicator of improved ability to service existing debt and to satisfy capital requirements. Ebitda, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because Ebitda is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, Ebitda, as presented, may not be comparable to other similarly titled measures of other corporations.

Operating profit for the three months ended September 30, 2005 and 2004, respectively, was as follows:

	Three Months Ended September 30,
	2005	2004
SunLink hospitals Ebitda (5 hospitals)	$3,505	$2,244
HealthMont hospitals Ebitda (2 hospitals)	283	88
Corporate overhead costs	(1,075)	(980)
Depreciation and amortization	(768)	(634)

Operating profit	$1,945	$718

The SunLink hospitals refer to five hospitals acquired in February 2001 and the HealthMont hospitals refer to two hospitals acquired in October 2003.

Operating profit for the twelve months ended September 30, 2005 and 2004, respectively as follows:

	Twelve Months Ended September 30,
	2005	2004
Total Ebitda	$11,041	$7,211
Depreciation and amortization	(2,724)	(2,387)

Operating profit	$8,317	$4,824